Filed Pursuant to 424(b)(3)

Registration No. 333-280132

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated October 15, 2024)

Lionsgate Studios Corp.

4,210,000 Common Shares

This Prospectus Supplement supplements the Prospectus dated October 15, 2024 (the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (File No. 333-280132) filed by Lionsgate Studios Corp. (“LG Studios”) with the Securities and Exchange Commission (the “SEC”). The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling shareholders named in the Prospectus (the “Selling Shareholders”), or their permitted transferees, of up to 4,210,000 common shares, without par value, of LG Studios (the “Common Shares”). We will not receive any proceeds from the sale of Common Shares by the Selling Shareholders pursuant to the Prospectus and this prospectus supplement.

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in LG Studios’ Current Report on Form 8-K filed with the SEC on April 24, 2025 (the “Form 8-K”). Accordingly, we have attached a copy of the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

The Common Shares are traded on the Nasdaq Capital Market under the symbol “LION.” On April 23, 2025, the last reported sale price of the Common Shares was $6.71 per share.

See the section entitled “Risk Factors” beginning on page 19 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying securities of LG Studios.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 24, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2025

Lionsgate Studios Corp.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	1-141203	N/A
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

250 Howe Street, 20th Floor,

Vancouver, British Columbia V6C 3R8

and

2700 Colorado Avenue,

Santa Monica, California 90404

(Address of principal executive offices)

Registrant’s telephone number, including area code: (877) 848-3866

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol(s))	(Name of each exchange on which registered)
Common Shares, no par value per share	LION	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On April 23, 2025, Lionsgate Studios Corp. (“Lionsgate Studios” or the “Company”) held its Special Meeting of Shareholders (the “Special Meeting”) to consider and vote upon on the proposals set forth below. The proposals are described in detail in the definitive joint proxy statement/prospectus of Lions Gate Entertainment Corp. (“Lionsgate”) and Lionsgate Studios filed on March 14, 2025 (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). The final voting results on each of the matters submitted to a vote of the Company’s shareholders at the Special Meeting are set forth below. Lionsgate and Lionsgate Studios expect the consummation of the transactions described in the Proxy Statement (the “Transactions”) to occur on or about May 5, 2025.

At the Special Meeting, 93.84% of the Lionsgate Studios common shares were represented in person or by proxy. Based on the results of the vote, shareholders approved the Lionsgate Studios Reorganization Proposal and the Lionsgate Studios Advisory Organizational Documents Proposal, each as defined below.

The number of votes cast for or against the Lionsgate Studios Transactions Proposal and the Lionsgate Studios Advisory Organizational Documents Proposal are set forth below. The voting results disclosed below are final and have been certified by Broadridge Financial Solutions, the scrutineer and independent Inspector of Elections.

1.

The Lionsgate Studios Reorganization Proposal: A proposal to consider and, if deemed advisable, approve, with or without variation, a special resolution of the holders of Lionsgate Studios common shares adopting a statutory Plan of Arrangement pursuant to Section 288 of the Business Corporations Act (British Columbia) among Lionsgate, the shareholders of Lionsgate, Lionsgate Studios, the shareholders of Lionsgate Studios, and Lionsgate Studios Holding Corp. (“New Lionsgate”). See the sections entitled “The Plan of Arrangement” and “The LG Studios Reorganization Proposal” in the Proxy Statement for more information.

The proposal was approved on the basis of the following voting results:

	Number of Shares Voted For	Number of Shares Voted Against	Percentage of Shares Voted “For” of Shares Voted
LG Studios Reorganization Proposal	270,872,570	23,004	99.99%

The proposal was approved by the required vote of at least a majority of the votes cast by holders of Lionsgate Studios common shares present or represented by proxy at the Special Meeting.

2.

The Lionsgate Studios Advisory Organizational Documents Proposals: A proposal to approve on a non-binding advisory basis, by ordinary resolution, several governance provisions that will be contained in the New Lionsgate Articles and that substantially affect Lionsgate Studios shareholder rights, presented separately in accordance with SEC guidance. Proposal No. 2 is separated into sub-proposals as described in the following paragraphs (a) – (b):

(a)

Change in Authorized Share Capital for New Lionsgate Articles: A proposal to include 200,000,000 preference shares without par value, issuable in series as may be authorized and approved from time to time by the directors of New Lionsgate.

(b)

Quorum at Shareholder Meetings for New Lionsgate Articles: A proposal to reduce the quorum required among Lionsgate Studios shareholders to constitute a meeting of shareholders of Lionsgate Studios from at least 33 1/3% of the issued shares entitled to be voted at the meeting to at least 10% of the issued shares entitled to be voted at the meeting.

See the section entitled “The LG Studios Advisory Organizational Documents Proposals” in the Proxy Statement.

	Number of Shares Voted For	Number of Shares Voted Against	Percentage of Shares Voted “For” of Shares Voted
(a) Change in Authorized Share Capital for New Lionsgate Articles	258,917,744	11,977,830	95.58%
(b) Quorum at Shareholder Meeting for New Lionsgate Articles	263,278,764	7,616,810	97.19%

The proposal was approved by the required vote of at least a majority of the votes cast by holders of Lionsgate Studios common shares present or represented by proxy at the Special Meeting.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Forward-Looking Statements

The matters discussed in this communication include forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including, but not limited to: changes in our business strategy; the substantial investment of capital required to produce and market films and television series; budget overruns; limitations imposed by our credit facilities and notes; unpredictability of the commercial success of our motion pictures and television programming; risks related to acquisition and integration of acquired businesses; the effects of dispositions of businesses or assets, including individual films or libraries; the cost of defending our intellectual property; technological changes and other trends affecting the entertainment industry; potential adverse reactions or changes to business or employee relationships; weakness in the global economy and financial markets, including a recession and past and future bank failures; wars, terrorism and multiple international conflicts that could cause significant economic disruption and political and social instability; labor disruptions and strikes; the inability of the parties to successfully or timely consummate the Transactions, including the approval of the requisite equity holders of Lionsgate and Lionsgate Studios is not obtained; the inability to receive court approval of the proposed plan of arrangement in connection with the Transactions; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements relating to the Transactions; failure to realize the anticipated benefits of the Transactions; the ability to recognize the anticipated benefits of the Transactions; the effect of the announcement or pendency of the Transactions on Lionsgate’s or Lionsgate Studios’ ability to retain key personnel and to maintain relationships with business partners; risks relating to potential diversion of management attention from Lionsgate’s and Lionsgate Studios’ ongoing business operations; negative effects of this announcement or the consummation of the Transactions on the market price of Lionsgate’s or Lionsgate Studios’ applicable equity securities and/or operating results; transaction costs associated with the Transactions; and the other risk factors set forth in Lionsgate’s and Lionsgate Studio’s most recent Quarterly Reports Form 10-Q and Annual Report on Form 10-K, and the risk factors that are set forth in the Proxy Statement. Neither of Lionsgate nor Lionsgate Studios undertakes any obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov and on www.sedarplus.ca. Copies of documents filed with the SEC by Lionsgate may be obtained free of charge on Lionsgate’s website at https://investors.lionsgate.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIONSGATE STUDIOS CORP.

By:	/s/ James W. Barge
Name:	James W. Barge
Title:	Chief Financial Officer

Date: April 24, 2025